SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 27, 2007

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Minneapolis, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On June 27, 2007, Xcel Energy Inc. (Xcel Energy) announced the appointment of Mr. Fredric “Fritz” W. Corrigan to serve as Lead Independent Director until the date of the 2008 Annual Shareholders meeting.  Mr. Corrigan was a named Independent Director of Xcel Energy in its most recent proxy statement of April 18, 2007 and has served as an independent director of the Board of Xcel Energy since May 2006.  Mr. Corrigan is the retired CEO and President of The Mosaic Company, a global crop nutrition company.  Previously he served as Executive Vice President of Cargill, Incorporated. Mr. Corrigan also currently serves on the board of directors of The Mosaic Company and the Fertilizer Institute, and as Vice Chairman and director of the Potash and Phosphate Institute.

Responsibilities of the Lead Independent Director include:

•                 presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the non-management and independent Directors;

•                 serving as liaison between the Chairman and the Independent Directors; approving the agenda for the Board and reviewing materials with the Chairman;

•                 approving meeting schedules to ensure sufficient time is provided for discussion and agenda items;

•                 calling meetings of the independent directors; and will be available for consultation and direct communications with major shareholders, if requested.

On June 27, 2007, Xcel Energy also announced that Roger H. Hemminghaus resigned as Chairman of the Audit Committee, effective July 1, 2007.  Mr. Hemminghaus was a named Independent Director and Chairman of the Xcel Energy Audit Committee, in its most recent proxy statement of April 18, 2007.

Mr. Hemminghaus will continue as an independent director of the Board, but indicated that due to a change in other professional responsibilities, he would no longer have the required time to serve as Chairman of the Audit Committee. Mr. Hemminghaus will continue to serve as a member of the Audit Committee.

As a result, the Board of Directors approved the appointment of Mr. Albert F. Moreno as Chairman of the Audit Committee.  Mr. Moreno has been an independent director for Xcel Energy and a member of the Audit Committee since August 2000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

June 28, 2007